SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                       FORM N-8A

          NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
            INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                   Spinnaker ETF Trust

Address of Principal Business Office:

116 South Franklin Street
                            Rocky Mount, NC  27804

Telephone:       252-972-9922

Agent for Service of Process:

A. Vason Hamrick
Nottingham Investment Administration
116 South Franklin Street
Post Office Box 69
Rocky Mount, North Carolina  27802-0069
252-972-9922

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/
NO  /  /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rocky Mount and in the State of North Carolina on the  25th day of March, 2010.

[SEAL]                                                       Signature:  Spinnaker ETF Trust

                                                                               By:/s/ A. Vason Hamrick
A. Vason Hamrick
Secretary

Attest:            /s/ Angela D. Mincher
       Angela D. Mincher
Title:              Assistant Secretary